Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Advanced Power Technology, Inc.:

We have audited the accompanying consolidated balance sheets of Advanced Power Technology, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Power Technology, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Advanced Power Technology Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon

March 1, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Advanced Power Technology, Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Advanced Power Technology, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Advanced Power Technology, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Advanced Power Technology, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Advanced Power Technology, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Advanced Power Technology, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 1, 2006, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Portland, Oregon

March 1, 2006

ADVANCED POWER TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$2,127	$4,149
Short-term investments in available-for-sale securities	15,150	11,675
Accounts receivable, net	11,403	10,044
Inventories, net	12,893	14,647
Prepaid expenses and other current assets	1,116	2,196

Total current assets	42,689	42,711
Property and equipment, net	10,544	11,357
Long-term investments in available-for-sale securities	—	1,000
Other assets	58	110
Intangible assets, net	6,806	7,734
Goodwill	15,570	15,570

Total assets	$75,667	$78,482

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,745	$4,143
Accrued expenses	2,913	2,193

Total current liabilities	6,658	6,336
Other long term liabilities	239	108

Total liabilities	6,897	6,444
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.001, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 19,000,000 shares authorized; 11,109,079 shares issued and 10,992,229 outstanding in 2005, 10,804,620 shares issued and 10,687,770 outstanding in 2004	111	108
Additional paid-in capital	90,462	89,138
Treasury stock, at cost, 116,850 shares in 2005 and 2004	(1,761)	(1,761)
Deferred stock compensation	(26)	—
Accumulated other comprehensive income	638	545
Accumulated deficit	(20,654)	(15,992)

Total stockholders’ equity	68,770	72,038

Total liabilities and stockholders’ equity	$75,667	$78,482

See accompanying notes to consolidated financial statements.

ADVANCED POWER TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,
	2005	2004	2003
Revenue, net	$64,976	$67,837	$48,892
Cost of goods sold	43,339	42,326	32,262
Amortization of technology rights and other charges	1,076	1,086	1,118

Total cost of goods sold	44,415	43,412	33,380

Gross profit	20,561	24,425	15,512
Operating expenses:
Research and development	4,943	3,804	3,001
Selling, general and administrative	15,399	16,855	14,763
Restructuring charges	196	558	645
In-process research and development charges	4,868	170	—

Total operating expenses	25,406	21,387	18,409

Income (loss) from operations	(4,845)	3,038	(2,897)
Other income (expense), net:
Interest income, net	320	209	217
Other (expense), net	(107)	(109)	(29)

Total other income	213	100	188

Income (loss) before income taxes	(4,632)	3,138	(2,709)
Income tax expense	30	82	621

Net income (loss)	$(4,662)	$3,056	$(3,330)

Net income (loss) per share:
Basic	$(0.43)	$0.29	$(0.32)
Diluted	(0.43)	0.27	(0.32)
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,774	10,620	10,410
Diluted	10,774	11,202	10,410

See accompanying notes to consolidated financial statements.

ADVANCED POWER TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except share amounts)

	Common Stock		Treasury Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2002	10,503,219	$105	(108,857)	$(1,700)	$88,490	$(171)	$166		$(15,718)	$71,172
Exercise of stock options	33,496	—	—	—	75	—	—		—	75
Exercise of stock warrants	43,215	1	(7,993)	(61)	60	—	—		—	—
Amortization of deferred stock compensation	—	—	—	—	—	150	—		—	150
Net loss	—	—	—	—	—	—	—	$(3,330)	(3,330)	(3,330)
Unrealized loss on investments	—	—	—	—	—	—	(3)	(3)	—	(3)
Foreign currency translation	—	—	—	—	—	—	146	146	—	146

Comprehensive loss								$(3,187)

Balance, December 31, 2003	10,579,930	106	(116,850)	(1,761)	88,625	(21)	309		(19,048)	68,210
Exercise of stock options	224,690	2	—	—	507	—	—		—	509
Stock compensation	—	—	—	—	6	—	—		—	6
Amortization of deferred stock compensation	—	—	—	—	—	21	—		—	21
Net income	—	—	—	—	—	—	—	$3,056	3,056	3,056
Unrealized loss on investments	—	—	—	—	—	—	(3)	(3)	—	(3)
Foreign currency translation	—	—	—	—	—	—	239	239	—	239

Comprehensive income								$3,292

Balance, December 31, 2004	10,804,620	108	(116,850)	(1,761)	89,138	—	545		(15,992)	72,038
Exercise of stock options	304,459	3	—	—	746	—	—		—	749
Issuance of stock options for acquisition	—	—	—	—	570	—	—		—	570
Stock compensation	—	—	—	—	8	—	—		—	8
Deferred stock compensation due to acquisition	—	—	—	—	—	(66)	—		—	(66)
Amortization of deferred compensation	—	—	—	—	—	40	—		—	40
Net loss	—	—	—	—	—	—	—	$(4,662)	(4,662)	(4,662)
Unrealized gain on investments	—	—	—	—	—	—	3	3	—	3
Foreign currency translation	—	—	—	—	—	—	90	90	—	90

Comprehensive loss								$(4,569)	—

Balance, December 31, 2005	11,109,079	$111	(116,850)	$(1,761)	$90,462	$(26)	$638		$(20,654)	$68,770

See accompanying notes to consolidated financial statements.

ADVANCED POWER TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income (loss)	$(4,662)	$3,056	$(3,330)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,362	3,193	3,079
Amortization of intangibles	1,262	1,076	1,077
Inventory provision	290	807	454
In-process research and development charges	4,868	170	—
Net loss on disposal of property and equipment	88	146	4
Deferred taxes	33	—	846
Deferred gain on sale-leaseback	(17)	(17)	(17)
Building impairment charge	—	80	350
Amortization of deferred stock based compensation	48	27	150
Amortization of investment discount	4	6	14
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(1,318)	(2,430)	(526)
Inventories	1,310	(2,983)	(726)
Prepaid expenses and other assets	205	301	178
Accounts payable and accrued expenses	314	262	708

Net cash provided by operating activities	5,787	3,694	2,261

Cash flows from investing activities:
Purchases of available-for-sale securities	(23,101)	(13,360)	(17,350)
Proceeds from available-for-sale securities	20,625	13,575	18,833
Acquisitions, net of cash acquired	(4,985)	(231)	—
Purchase of property and equipment	(2,090)	(3,690)	(4,828)
Proceeds from sale of property and equipment	924	—	—

Net cash used by investing activities	(8,627)	(3,706)	(3,345)

Cash flows from financing activities:
Payments on capital lease obligations	(2)	(6)	(63)
Exercise of stock options	749	509	75

Net cash provided by financing activities	747	503	12

Effects of exchange rate changes on cash	71	(6)	(22)

Net change in cash and cash equivalents	(2,022)	485	(1,094)
Cash and cash equivalents at beginning of year	4,149	3,664	4,758

Cash and cash equivalents at end of year	$2,127	$4,149	$3,664

Supplemental disclosure of cash flow information:
Cash paid (received) during the year for: Interest	$16	$17	$32
Income taxes	(45)	163	(197)
Supplemental disclosure of non-cash activities:
Issuance of stock and options for acquisitions	570	—	—
Unrealized gain (loss) on short-term and long-term investments	3	(3)	(3)

See accompanying notes to consolidated financial statements.

ADVANCED POWER TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(1) Summary of Significant Accounting Policies

(a) Company Background

We are a leading designer, manufacturer and marketer of high-performance RF and switching power semiconductors. We are primarily focused on the high-power, high-speed segment of the power semiconductor market. Power semiconductors function as power amplifiers and power switches. They increase system efficiency and reliability by precisely managing and regulating electricity and converting it into the form required by electrical and electronic products. Our products permit the design of more compact end products and improve system features and functionality. Our products are found in diverse applications, such as F-22 fighter cockpits, the Boeing 777 back-up power system, the International Space Station, air traffic control radar systems, semiconductor capital equipment, MRI systems, arc welding equipment, industrial lasers, solar power inverters and wireless communications base stations.

Power semiconductors generally dissipate more than one watt of power and have a broad range of frequency capabilities. We primarily focus on high-power, high-speed devices that dissipate at least several hundred watts of power and require operating frequencies greater than 20 kHz, or 20,000 cycles per second (e.g., the product may switch on and off up to 20,000 times per second).

We sell our products in North America, Europe, and Asia primarily pursuant to customer purchase orders. We sell through a network of independent sales representatives and distributors. We recognize revenue upon shipment of our products. We have operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania, Boulder, Colorado, and Bordeaux, France. Each site has production, research and development and administrative activities. We also make use of subcontract manufacturers for the fabrication of our wafers and for assembly and test operations.

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of APT and its wholly-owned subsidiaries, Advanced Power Technology Europe, SAS, Advanced Power Technology RF, Inc., Advanced Power Technology RF Pennsylvania, Inc. and Advanced Power Technology Colorado, Inc. All inter-company balances have been eliminated in the consolidated financial statements.

(c) Revenue Recognition, Sales Returns and Allowances

APT complies with the revenue recognition guidance summarized in Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” as updated by SAB No. 104 “Revenue Recognition, corrected copy.” We recognize revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. In general, we provide for a one-year repair or replacement warranty on our products. We use independent distributors to sell some of our products. Our distributors have certain stock rotation rights which allow them to rotate, every six months, their products in inventory for a value up to 5% of their purchases over the preceding six month period in exchange for an order of an equal amount of new product. In addition we may elect to give price protections or other allowances to our distributors. Price protections may be offered for distributor inventory on hand when we update our price list. Additional price allowances may be offered to our distributors in certain competitive bidding situations in which we may further discount the price. These price allowances are evaluated as requested by the distributor on a case by case basis. Upon shipment, we record an allowance for the estimated cost that may be incurred for product warranty, sales returns, price allowances and contractual requirements with our distributors based on historical experience. The reserve for warranties and sales returns was $975, $716 and $431 as of December 31, 2005, 2004 and 2003, respectively. The changes in the reserve for warranties and sales returns for the years ended December 31, 2005, 2004, and 2003 are as follows:

	December 31,
	2005	2004	2003
Balance—beginning of year	$716	$431	$351
Provision	3,029	1,626	1,055
Charge offs	(2,770)	(1,341)	(975)

Balance—end of year	$975	$716	$431

(d) Cash Equivalents and Investments

APT classifies highly liquid investments purchased with an original maturity of three months or less as cash equivalents. Short-term investments consist of U.S. government debt securities and other highly liquid investments with original maturities in excess of three months, but less than one year, as well as other securities available to be used in the normal operating cycle. Long-term investments consist of highly liquid debt securities with maturities greater than one year. Our investment policy establishes a maximum maturity of less than two years for any security in our portfolio. Investments are classified as available-for-sale in accordance with Statement of Financial Accounting Standards (SFAS) 115, “Accounting for Certain Investments in Debt and Equity Securities.” Investments are carried at fair market value with unrealized gains and losses reported in stockholders’ equity as a component of other comprehensive income. There were no gross unrealized gains and losses as of December 31, 2005. Total gross unrealized gains and losses as of December 31, 2004 were zero and $3, respectively. The following is a summary of cash, cash equivalents and investments.

	December 31,
	2005	2004
Cash and cash equivalents:
Money market fund	$750	$2,988
Cash	1,377	1,161

Total cash and cash equivalents	$2,127	$4,149

Short-term investments:
Municipal bonds and notes	$15,150	$10,875
Commercial paper	—	800

Total short-term investments	$15,150	$11,675

Long-term investments:
Municipal bonds and notes	—	$1,000

Total long-term investments	—	$1,000

(e) Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is APT’s best estimate of the amount of probable credit losses in the existing accounts receivable. APT determines the allowance based on historical write-off experience, evaluation of the customer credit condition and general economic data. The allowance for doubtful accounts is reviewed monthly. Past due balances over 60 days and other specified accounts as necessary are reviewed individually. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. APT does not have any off-balance sheet credit exposure with its customers. The following table presents a roll forward of the allowance for doubtful accounts for the indicated periods:

	December 31,
	2005	2004	2003
Balance—beginning of year	$192	$213	$70
Provision (reduction)	18	92	243
Charge offs	—	(113)	(100)

Balance—end of year	$210	$192	$213

(f) Inventories

Inventories are stated at the lower of standard cost (approximates actual cost on a first-in, first-out basis) or market (net realizable value). Inventory is typically sold to customers with 30-60 day payment terms. The cash flow from the sale of inventory and the change in associated trade receivables is reported in operating cash flows on the statement of cash flow.

(g) Property, Equipment, and Long-Lived Assets

Property and equipment are recorded at cost. Machinery and equipment under capital lease are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value of the leased assets at the inception of the lease.

Depreciation is provided using the straight-line method over estimated useful lives, five to seven years for machinery, furniture and equipment. Leased assets and leasehold improvements are amortized over the shorter of the estimated life of the asset or the term of the related lease, ranging from three to ten years. Depreciation begins on assets in process at the time the related assets are placed in service. Maintenance and repairs are expensed as incurred.

As required by SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of the operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. Long-lived assets considered held for sale are valued at the lower of historical cost or fair value less costs to sell. Such assets are not depreciated while so classified.

(h) Goodwill and Intangible Assets

APT values goodwill and intangible assets in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” The costs of internally developed intangible assets are expensed as incurred. The costs of acquired intangible assets are recorded at fair value at acquisition. Intangible assets with finite lives are amortized using the straight-line method over their estimated useful lives, the majority of which is estimated at ten years, and evaluated for impairment in accordance with SFAS 144. Amortization of technology rights was $1,262, $1,076, and $1,077 for 2005, 2004, and 2003, respectively. Accumulated amortization of technology rights was $4,292 and $3,030 as of December 31, 2005 and 2004, respectively. Excluding the impact of any future acquisitions, amortization of intangible assets will be approximately $1,150 in 2006 and 2007, and $1,076 in 2008 through 2010.

Goodwill and intangible assets with indefinite lives are carried at fair value and reviewed at least annually for impairment, or more frequently if events and circumstances indicate that the asset might be impaired, in accordance with SFAS 142. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. APT is currently considered one reporting unit. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS 141, “Business Combinations.” The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. We have not recorded any impairment of goodwill in 2005, 2004, or 2003.

(i) Income Taxes

Income taxes are accounted for under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. During the fourth quarter of 2003, the Company determined that a full valuation allowance should be recorded against its net deferred tax assets. As of December 31, 2005, the Company still maintains a full valuation allowance against its deferred tax assets, net of certain deferred tax liabilities.

(j) Research and Product Development Expenses

APT expenses the cost of research and development as incurred. Research and development expenses principally consist of payroll and related costs, facilities and equipment costs, and the costs of prototypes.

(k) Stock-Based Compensation

SFAS 123, “Accounting for Stock-Based Compensation,” as amended by SFAS 148, “Accounting for Stock Based Compensation – Transition and Disclosure an amendment of FASB Statement No. 123,” defines a fair value based method of accounting for employee stock options or similar instruments. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, SFAS 123 also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion No. 25 (“Opinion 25”), “Accounting for Stock Issued to Employees.” Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income (loss) and, if presented, earnings per share, as if the fair value based method had been applied.

APT has elected to continue to apply the prescribed accounting in Opinion 25 and provide the required disclosures per SFAS 123 and SFAS 148. APT accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force consensus on Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees, for Acquiring or in Conjunction with Selling Goods or Services.”

In December 2004, the FASB finalized SFAS No. 123R “Share Based Payment,” which will be effective for annual reporting periods beginning after December 15, 2005. The new standard will require us to expense stock based compensation. Under SFAS No. 123R, we must evaluate and determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. We are currently evaluating the provisions of FAS 123R and expect that the adoption on January 1, 2006 will have a material impact on the Company’s consolidated results of operations and earnings per share, as the stock based compensation expense will be charged directly against our reported earnings. We do not expect the accounting change to materially affect our liquidity as equity-based compensation is a non-cash expense.

On July 22, 2005, the Company announced that it accelerated the vesting of certain unvested stock options awarded to its employees, officers and directors under its stock option plans. The acceleration applies only to those options with an exercise price of $8.00 or greater, which were out-of-the-money at the time of the modification. The closing sales price of APTI stock on the NASDAQ National Market on July 22, 2005 was $7.97. As a result of this action, options to purchase approximately 244,000 shares became exercisable on July 22, 2005. In accordance with APB 25, the modification of these grants did not result in any charge to income 2005. The Company believes that this action will result in lower compensation expense recorded in our results from operations once the provisions of SFAS 123R go into effect beginning January 1, 2006 for APT. The impact of this action was an additional $385 of stock compensation expense in our pro forma disclosures for 2005. The financial impact in 2006, 2007, 2008, and 2009 will be to reduce the compensation expense recorded by $260, $84, $34, and $7, respectively.

APT applies Opinion 25 in accounting for its Plan. Had APT determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, APT’s net income (loss) would have been the pro forma amounts indicated in the table below.

	Years Ended December 31,
	2005	2004	2003
Net income (loss):
As reported	$(4,662)	$3,056	$(3,330)
Add: Stock based compensation included in reported net income (loss)	48	27	150
Deduct: Stock based compensation determined under fair value based method for all awards	(1,370)	(1,170)	(1,822)

Pro forma net income (loss)	$(5,984)	$1,913	$(5,002)

Earnings (loss) per share:
Basic – as reported	$(0.43)	$0.29	$(0.32)
Basic – pro forma	$(0.56)	$0.18	$(0.48)
Diluted – as reported	$(0.43)	$0.27	$(0.32)
Diluted – pro forma	$(0.56)	$0.17	$(0.48)

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts and additional awards anticipated in future years. The fair value of compensation costs reflected in the above pro forma amounts were determined using the Black-Scholes option pricing model and the following weighted average assumptions:

	Years Ended December 31,
	2005	2004	2003
Risk-free interest rate	4.0 – 4.4%	3.0 - 3.7%	2.6 - 3.2%
Expected dividend yield	0%	0%	0%
Expected life	6.4 - 6.7 years	5 years	5 years
Volatility	68 - 82%	100%	100%

(l) Foreign Currency

The local currency of APT’s foreign subsidiary is the functional currency. Assets and liabilities of APT’s foreign operation are translated into U.S. dollars using exchange rates in effect at the translation date, and revenue and expenses are translated into U.S. dollars using average exchange rates. The effects of foreign currency translation adjustments are included as a component of stockholders’ equity (deficit). Gains and losses from foreign currency transactions are included in the consolidated statements of operations in other income (expense).

(m) Net Income (Loss) per Share

Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted net income per share is computed using the weighted average number of shares of common stock and dilutive potential common shares related to stock options and warrants outstanding during the period. Anti-dilutive potential common shares are excluded from the diluted net income share calculation. Dilutive net loss per share excludes all potential common shares from the calculation as the impact would be anti-dilutive.

Incremental dilutive shares included in the calculation of diluted net income (loss) per share and incremental anti-dilutive shares that were excluded from the calculation of diluted net income (loss) per share for years ended December 31, 2005, 2004 and 2003 are summarized below:

	Years ended December 31,
	2005	2004	2003
Incremental dilutive shares included in diluted net income (loss) per share calculation	—	582,000	—
Anti-dilutive shares excluded from diluted net income (loss) per share calculation	1,198,000	582,000	1,221,000

(n) Risk of Technological Change

The markets in which APT competes or seeks to compete are subject to rapid technological change, frequent new product introductions, changing customer requirements for new products and features, and evolving industry standards. The introduction of new technologies and the emergence of new industry standards could render APT’s products less desirable or obsolete, which could harm its business.

(o) Management Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and judgments made by management include those related to product returns and warranty obligations, allowance for doubtful accounts, excess and obsolete inventories, income taxes, valuation of intangible assets including goodwill, valuation of long-lived assets, contingencies and litigation, and excess component order cancellation costs.

(p) Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amount of long-term investments approximates fair value based on quoted market rates.

(q) Concentration of Suppliers

APT relies on external subcontractors for the manufacture of wafers and substantially all the assembly and packaging of certain products. The failure to perform by one of these suppliers could have a material impact on APT’s growth and results of operations.

(r) Leases

APT leases its facilities, except for the Montgomeryville, Pennsylvania site, and certain office equipment under non-cancelable operating leases, which expire over the next six years. We record operating lease expense for leases with escalating rents on a straight-line basis over the life of the lease. The Company amortizes leasehold improvements in an operating lease over the shorter of their economic lives or the lease term.

(s) Contingencies and Legal Costs

From time to time the Company is involved in various legal matters that arise out of the ordinary conduct of our business, including those related to litigation over intellectual property rights, commercial transactions, contracts, product liability, environmental, safety and health, and employment matters. The Company is not currently involved in any legal proceedings. The Company accrues loss contingencies in connection with its litigation when it is probable that a loss has occurred and the amount of the loss can be reasonably estimated. The Company records legal costs associated with litigation as incurred in the period in which the services are provided.

(2) Balance Sheet Components

(a) Inventories

Inventories consist of the following:

	December 31,
	2005	2004
Raw materials	$2,918	$3,003
Work in process	6,840	7,061
Finished goods	3,135	4,583

Inventories, net	$12,893	$14,647

(b) Property and Equipment

Property and equipment consist of the following:

	December 31,
	2005	2004
Property, machinery, furniture and equipment	$28,005	$23,947
Leasehold improvements	2,353	1,219
Assets in process	632	3,185

	30,990	28,351
Less accumulated depreciation and amortization	(20,446)	(16,994)

Property and equipment, net	$10,544	$11,357

(c) Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2005	2004
Payroll and related liabilities	$486	$361
Vacation accrual	754	693
Income and other taxes payable	74	144
Restructuring reserve	130	60
Reserve for warranty and sales return	975	716
Other	494	219

	$2,913	$2,193

(3) Restructuring Charges

Restructuring costs are accounted for in accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” A liability for a cost associated with an exit or disposal activity is recognized and measured at fair value in the period the liability is incurred, except for liabilities related to ongoing service requirements which are recognized over the service period. All other restructuring charges are directly expensed in the period they are paid.

2003 Actions

As part of management’s strategic plans, the Company announced in November of 2003 restructuring actions intended to improve manufacturing efficiencies and lower administrative costs. The actions included consolidation of certain administrative functions, rationalization of internal and external assembly and test manufacturing, and the reduction of rent expense through the purchase and resale of one of the two buildings utilized by the Company’s Santa Clara, California subsidiary. These announced actions were in addition to previously disclosed plans to consolidate our wafer fabrication plant in Montgomeryville, Pennsylvania to Bend, Oregon. Total restructuring charges related to these actions announced in 2003 (“2003 Actions”) were $45, $558 and $645 in 2005, 2004 and 2003, respectively.

The total severance related charges in connection with the 2003 Actions recognized in 2005, 2004 and 2003 were $45, $103 and $295, respectively. The severance charges related to already separated personnel and personnel costs associated with benefits expected to be paid upon completion of certain eligible transfer activities.

The building purchase was reported as an asset held for sale and was sold in September of 2005. In accordance with SFAS 144, an asset held for sale is carried at estimated net fair value less selling costs. As such, APT recorded an impairment charge for the building of approximately $80 and $350 in 2004 and 2003, respectively. Fair value was estimated based on comparable sales data of similar commercial space in the area. Net proceeds from the sale of the building were $924, resulting in no gain or loss on the transaction.

Additional restructuring costs of $375 associated with costs to exit certain production activities were also recognized in 2004. The charges relate to accelerated depreciation on certain production related equipment to be abandoned after shutdown and contractual closing costs.

The Company estimates that the annual savings from the 2003 Actions are approximately $2.2 million with $1.4 million for cost of goods sold and $800 for selling, general and administrative costs. The cost savings were realized gradually from the inception of the restructuring actions. The savings in cost of goods sold reached the estimated annual run rate of $350 per quarter in the fourth quarter of 2004, and the savings in selling, general and administrative costs reached the full annualized run rate of $200 per quarter in the third quarter of 2004.

2005 Actions

In July 2005, the Company announced that it would continue consolidating manufacturing operations and move certain production activities offshore and that it would disengage from its hermetic package products, a low growth product line currently with onshore production. We estimate that these restructuring actions will be completed by the end of 2006 and will lead to a reduction of approximately 9 percent of our total work force. As a result of restructuring actions, $151 of severance pay related charges and $54 of charges for the write-off of inventory related to the discontinued low growth product line was recognized 2005. The inventory write-off of $54 was included in cost of goods sold. Approximately $530 of additional restructuring charges is expected to be recognized as these actions occur. The charges will include severance costs of approximately $405 to be settled in cash, and the non-cash write-off or acceleration of depreciation of certain equipment of approximately $125. Once these restructuring actions are fully completed, we estimate the annual savings will be approximately $800.

See Note 12 of the consolidated financial statements for a 2006 subsequent event regarding further restructuring actions.

The table below summarizes the actual restructuring charges, estimated total charges, and total estimated savings for our each of our restructuring actions.

Restructuring Action	Years ended December 31,			Estimated total future costs	Estimated Annual Savings
	2005	2004	2003
2003 Actions					$2,200
Severance-related	$45	$103	$295	$—
Purchase & resale of building	—	80	350	—
Exit certain production activities	—	375	—	—

Total Restructuring Charges for 2003 Actions	$45	$558	$645	—

2005 Actions					$800
Severance-related	$151	$—	$—	$405
Non-cash write-off of inventory, included in cost of goods sold	54	—	—	—
Exit certain production activities	—	—	—	125

Total Restructuring Charges for 2005 Actions	$205	$—	$—	$530

Total Restructuring Charges for All Actions	$250	$558	$645	$530	$3,000

The changes in the reserve for restructuring balance for 2005, 2004 and 2003 are shown in the table below. Certain of the restructuring charges were expensed as incurred and therefore are not included in the provision.

	December 31,
	2005	2004	2003
Balance—beginning of year	$60	$178	$—
Provision	124	191	295
Payments	(54)	(309)	(117)

Balance—end of year	$130	$60	$178

Provision	$124	$191	$295
Direct expenses	72	23	—
Non-cash charges	54	344	350

Total restructuring charges	$250	$558	$645

(4) Acquisitions

(a) Zeus Semiconductor, Inc.

During the third quarter of 2004, APT acquired the assets, including prototype inventories, equipment, patents, and other intellectual property from a development stage business, Zeus Semiconductor, Inc. The acquisition price was $175, paid in cash. The purchase price was allocated to in-process research and development (IPR&D) of $170 and fixed assets of $5. The value assigned to IPR&D related to research projects for which technological feasibility had not yet been established and for which there was no other feasible alternative use for the technology. The value of the IPR&D was determined based on the consideration paid as the most reliable measure. The acquisition was made to enhance APT’s product development capability.

(b) PowerSicel, Inc.

On December 22, 2004 Advanced Power Technology, Inc. (APT) entered into a definitive agreement and plan of merger with PowerSicel, Inc. The acquisition was completed on January 7, 2005 and the company was re-named as Advanced Power Technology Colorado, Inc.

Under the terms of the agreement, APT paid approximately $5.4 million in cash from operations in exchange for all of the existing shares of PowerSicel, issued 63,525 APT stock options in exchange for the

PowerSicel stock options and issued 19,402 APT stock options for the retention of key employees. PowerSicel Inc. was determined to be a development stage company, in accordance with EITF 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.” Therefore, the transaction was considered a purchase of tangible and intangible assets, which were accounted for in accordance with SFAS 142 “Goodwill and Other Intangible Assets.” APT obtained a third party valuation study to estimate the fair value of the acquired intangible assets. APT began to consolidate the financial results of PowerSicel on January 7, 2005. The purchase price for accounting purposes was derived as follows:

	Shares	Fair Value
Cash paid at closing		$5,387
Exchanged options	63,525	458
Retention options	19,402	112
Direct costs		113

Total purchase price		$6,070

All vested and unvested PowerSicel options exchanged for APT options and retention options issued by APT are included as part of the purchase price based on their fair value. The estimated fair value of the options is based upon the Black-Scholes model using the following assumptions:

	Exchanged Options	Retention Options
Expected life	3.0 years	6.25 years
Expected volatility	69%	82%
Risk-free interest rate	3.4%	4.0%
Expected dividend yield	0.0%	0.0%

PowerSicel’s expertise in silicon carbide and other compound semiconductor technology and products complement APT’s current portfolio of RF products which operate at frequencies ranging from 1 MHz to 4 GHz and are sold into applications such as semiconductor capital equipment, medical imaging, radar, avionics and wireless communications. The acquisition adds valuable development capability to APT’s core capability in switching and RF power transistors allowing APT to better serve its current markets and to expand into new markets.

The allocation of purchase price was as follows:

Working capital	$483
Property and equipment	319
Deferred compensation on unvested stock options assumed	66
Acquired in-process research and development	4,868
Acquired intangible assets	334

Allocated purchase price	$6,070

In connection with this acquisition, APT originally recorded a charge of $4,896 for the write-off of in-process research and development (IPR&D), which was reduced in the second quarter of 2005 by $28 upon finalization of the purchase price allocation. The value assigned to IPR&D related to research projects for which technological feasibility had not yet been established and for which there was no other feasible alternative use for the technology. In addition, APT recorded intangible assets of $223 and $111 for PowerSicel’s assembled workforce and for certain employment contracts of key PowerSicel executives, respectively. The assembled workforce intangible asset will be amortized over three years and the employment contracts intangible asset will be amortized over one year, reflecting the expected life of the assets. The IPR&D and intangible asset amounts are not deductible for tax purposes.

The value of IPR&D was determined by estimating the net cash flows from the sale of products with silicon carbide technology and discounting the net cash flows back to their present value using a risk adjusted interest rate of 30%. The estimated net cash flows were based on management’s estimates of related revenue, costs of goods sold, operating expenses, income taxes, and additional costs to completion for the in-process technology.

The value of the assembled workforce was determined by estimating the cost to independently recruit, hire, and train the acquired PowerSicel workforce. The value of the employment contracts was determined by calculating the difference between estimated net cash flows with and without the employment contracts over a two year period. The net cash flows were discounted back to their present value using a risk adjusted interest rate of 23%.

The nature of the efforts to develop the in-process technology into commercially viable products principally relate to the completion of all designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including function, features, and technical performance requirements. PowerSicel had one main product group under development at the acquisition date that met the minimum development requirements for IPR&D projects. The project included the commercialization of silicon carbide transistors. The project was approximately 80% complete at the time of the acquisition and was expected to be complete within nine to twelve months. The estimated aggregate cost to complete the project was $260. As of December 31, 2005, we estimate that the project is approximately 85% complete, with estimated remaining spending of $175.

(5) Leases

APT leases its facilities, except for the Montgomeryville, Pennsylvania site, and certain office equipment under non-cancelable operating leases, which expire over the next six years. Rental expense was $1,167, $1,154, and $1,389, for the years ended December 31, 2005, 2004, and 2003, respectively.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) are as follows as of December 31, 2005:

Years ended December 31:
2006	$1,210
2007	1,160
2008	1,054
2009	875
2010	841
Thereafter	138

Total	$5,278

During 1996, APT sold its fabrication facility in Bend, Oregon for $1,550 and leased it back under a fifteen-year operating lease agreement. The transaction produced a gain of approximately $259 that is being deferred and amortized over the fifteen-year lease period.

(6) Taxes

Domestic and foreign pre-tax income (loss) consists of the following:

	Years Ended December 31,
	2005	2004	2003
Domestic	$(4,696)	$4,048	$(2,026)
Foreign	64	(910)	(683)

	$(4,632)	$3,138	$(2,709)

Income tax expense (benefit) consists of the following:

	Years Ended December 31,
	2005	2004	2003
Current:
Federal	$(7)	$68	$(186)
State	4	14	(39)
Foreign	—	—	—

	(3)	82	(225)
Deferred:
Federal	7	—	700
State	26	—	146

	33	—	846

Total	$30	$82	$621

The actual income tax expense (benefit) differs from the expected tax expense (benefit) computed by applying the U.S. federal corporate income tax rate of 34% to income (loss) before income taxes as follows:

	Years Ended December 31,
	2005	2004	2003
Expected income tax expense (benefit)	(34)%	34%	(34)%
Tax-exempt municipal interest	(2)	(2)	(2)
Change in valuation allowance	2	(32)	70
State income taxes, net of federal benefit	—	4	(4)
Non deductible IPR&D charges	36	—	—
Other	(1)	(1)	(7)

Actual income tax (benefit) expense	1%	3%	23%

The income tax effect of temporary differences and carry forwards which give rise to significant portions of deferred tax assets and liabilities are as follows:

	December 31,
	2005	2004
Deferred tax assets:
Reserves and allowances	$1,307	$1,149
Accrued vacation pay	198	177
Net operating loss carry forwards	3,093	3,230
R&E and other credit carry forwards	868	772
Other	94	107

Total gross deferred tax assets	5,560	5,435
Less valuation allowance	(3,492)	(3,020)

Net deferred tax asset	2,068	2,415
Deferred tax liabilities:
Depreciation and amortization differences	(2,215)	(2,415)

Net deferred tax liability	$(147)	$—

The net changes in the valuation allowance for the years ended December 31, 2005, 2004, and 2003, were increases of $472 and $182 and $1,998, respectively. As of December 31, 2005 and 2004, we had a full valuation allowance recorded against our deferred tax assets, net of certain deferred tax liabilities. The portion of the valuation allowance for deferred tax assets for which subsequently recognized tax benefits will be applied directly to contributed capital is $1,242. This amount is attributable to differences between financial and tax reporting of employee stock option transactions.

As of December 31, 2005, APT has federal and state net operating loss carry forwards of $3,551 and $4,774, respectively, which expire beginning in years 2020 through 2023. In addition, APT has federal and state research and experimentation credit carry forwards of $924 which expire beginning in years 2019 through 2024. APT also has foreign net operating loss carry forwards for tax purposes available to offset future income of APT Europe of approximately (Euros) EUR3,828 ($4,533) based on the exchange rate as of December 31, 2005; all of which are available indefinitely.

(7) Stockholders’ Equity

(a) Stock Option Plan

The 1995 Stock Option Plan (the Plan) provides for the granting of stock options to employees, directors and consultants to purchase up to 2,400,000 shares of common stock. Options granted under the Plan are generally granted with exercise prices equal to the stock market price on the date of grant, must generally be exercised while the individual is an employee and within ten years of the date of grant. Options granted typically vest at a rate of 20% per year for five years. The 1995 Stock Option Plan expired on December 31, 2005. In 2005, Management proposed, and the board of directors and shareholders approved, the adoption of the 2005 Equity Incentive Plan with a share reserve of 1,500,000 shares. The 2005 Equity Incentive Plan has essentially the same provisions as the 1995 Stock Option Plan: options are generally granted with exercise prices equal to the stock market price on the date of grant, must generally be exercised while the individual is an employee and within ten years of the date of grant, and typically vest at a rate of 20% per year for five years. The plan also allows for the granting of a maximum of 500,000 shares of restricted stock out of the 1,500,000 total authorized shares. As of December 31, 2005 no restricted shares had been granted.

Under the Black-Scholes option pricing model, the weighted average fair value of options granted during the year ended December 31, 2005 and 2004 were $5.82 and $7.19, respectively. All options issued in 2004 and 2003 had exercise prices equal to the market price of the stock on the date of grant. The weighted average fair value of options granted during the year ended December 31, 2005 was $7.21 for options with exercise prices that were less than market price of the stock on date of grant and $5.15 for all other options which had exercise prices equal to stock market price at the time of grant. During 2005, 63,525 options were issued with exercise prices that were less than the stock market price on the date of grant in connection with the acquisition of PowerSicel, Inc and the corresponding exchange of outstanding PowerSicel, Inc. options (see Note 4(b)).

Stock option activity was as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2002	1,576,172	$6.61
Granted	54,750	6.79
Exercised	(33,496)	2.26
Forfeited	(10,984)	8.63

Options outstanding at December 31, 2003	1,586,442	6.69
Granted	167,200	9.50
Exercised	(224,690)	2.26
Forfeited	(35,421)	8.61

Options outstanding at December 31, 2004	1,493,531	7.63
Granted	201,327	5.53
Exercised	(304,459)	2.46
Forfeited	(17,488)	9.37

Options outstanding at December 31, 2005	1,372,911	8.44

The following table summarizes information about stock options as of December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices Per Share	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share	Number of Options	Weighted Average Exercise Price Per Share
$1.40-3.60	268,448	2.3	$1.41	263,650	$1.41
3.61-10.80	572,501	7.4	7.60	397,169	7.96
10.81 - 14.40	425,912	5.9	11.82	420,412	11.81
14.41 - 36.00	106,050	5.0	17.17	106,050	17.17

	1,372,911	5.7	8.44	1,187,281	8.69

As of the December 31, 2004 and 2003 there were 1,053,440 and 1,021,753 stock options exercisable with a weighted average exercise price per share of $7.02 and $5.55, respectively.

(b) Warrants

On January 25, 2002 in connection with the purchase of GHz Technology, Inc., APT issued warrants to purchase 5,000 shares of common stock at $1.16 in exchange for an existing outstanding warrant for GHz Technology, Inc. shares. The deemed fair value of the warrant issued was immaterial as determined by applying the Black-Scholes methodology, and was capitalized as part of the acquisition costs. The warrant is exercisable through July 31, 2006. As of December 31, 2005, this is the only warrant outstanding.

(8) Retirement Benefit Plan

APT has a defined contribution 401(k) plan (401k). Employees in the United States who are at least eighteen years old and have six months of service are eligible to participate in the 401k. Participants may defer up to 15% of eligible compensation. The Company’s policy is to match 25% of the employees’ contributions up to 6% of eligible compensation if the Company meets certain performance criteria. During 2005, we contributed $63 to the plan. The Company did not provide any matching contributions to the plan for 2004 and 2003.

(9) Related Party Transactions

The chief executive officer of Advanced Energy Industries, Inc (Advanced Energy), who is a substantial shareholder of Advanced Energy, serves as a director of APT. For the years ended December 31, 2005, 2004, and 2003, revenue from Advanced Energy was approximately $3,948, $6,560, and $4,530, respectively. Accounts receivable from Advanced Energy were $353 and $138 at December 31, 2005 and 2004, respectively.

(10) Line of Credit

On March 31, 2005, we obtained a $10 million revolving line of credit with Silicon Valley Bank. We currently have no advances outstanding under this line of credit. The Company paid commitment fees of 20 basis points upon closing and will pay 20 basis points per year on the unused portion of the line of credit, payable quarterly. Amounts borrowed under the credit agreement are secured by certain tangible and intangible assets of the Company. The credit agreement expires on June 30, 2006, at which time all amounts borrowed and related interest are immediately payable if the agreement is not renewed.

(11) Commitments and Contingencies

From time to time the Company is involved in various legal matters that arise out of the ordinary conduct of our business, including those related to litigation over intellectual property rights, commercial transactions, contracts, product liability, environmental, safety and health, and employment matters. The Company is not currently involved in any legal proceedings. The Company accrues loss contingencies in connection with its litigation when it is probable that a loss has occurred and the amount of the loss can be reasonably estimated.

We have certain indemnification obligations to customers with respect to the infringement of third party intellectual rights by our products. No assurance can be provided that future assertions of infringement or misappropriation will not occur, or that claims for indemnification by customers of our products will not be made, or that assertions of infringement or misappropriation (especially if proven to be true) will not harm our business.

On June 22, 2005, we entered into a wafer production agreement with CSMC Manufacturing Co., Ltd. for the provision of foundry services to be performed by CSMC Technologies Fab 1 Co., Ltd. (CSMC), a subsidiary located in Wuxi, Jiangsu Province, China. CSMC will produce and supply wafers to the Company according to the terms and conditions of the contract. There are no financial commitments from the contract until production begins, which is expected in the second half of 2006.

APT has agreements with foundry partners in Europe, Taiwan, and China to process wafers. APT also has agreements with subcontractors in the Philippines and Malaysia for assembly and testing of most of its plastic encapsulated products. In addition, APT enters purchase order obligations in the normal course of business for the purchase of raw materials, capital equipment, and other supplies. APT’s total commitments at December 31, 2005 under these purchase obligations were approximately $14,522.

(12) Subsequent Events

Merger with Microsemi Corporation

On November 2, 2005, Advanced Power Technology, Inc., a Delaware corporation (the “Company”), announced that it had entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Microsemi Corporation, a Delaware corporation (“Microsemi”) and its newly formed, wholly-owned subsidiary, APT Acquisition Corp., a Delaware corporation (“Merger Subsidiary”).

Under the terms of the Merger Agreement, Microsemi will pay the equivalent of $12.20 for each share of the Company’s outstanding common stock, based on closing prices on November 2, 2005. Shareholders of the Company will receive $2.00 in cash, plus 0.435 shares of Microsemi common stock, for each share of the Company’s common stock. As of November 2, 2005, the Company had 10,826,064 common shares outstanding and 11,176,003 shares outstanding on a fully diluted basis. Pursuant to the Merger Agreement, the Company will merge into the Merger Subsidiary (the “Merger”), whereupon the separate existence of the Company shall cease. The Merger is subject to regulatory approvals and the approval of the Company’s shareholders and other closing conditions. The merger is expected to close in the second quarter of 2006.

2006 Restructuring Actions

On February 17, 2006 the Company finalized its decision and announced to employees the planned closure of its facility in Montgomeryville, Pennsylvania. The business management functions and remaining manufacturing activities currently located in Montgomeryville will be transferred to our facility in Santa Clara, California. This action is in addition to the actions announced on July 21, 2005 in our second quarter 2005 earnings release, which included the increased use of offshore manufacturing subcontractors. We expect that this restructuring action will be completed over the next twelve months and will lead to an additional reduction of approximately 8% of our total workforce. We estimate that this restructuring action will result in pretax restructuring charges of approximately $440 over the 12 month time frame. The charges will include one-time severance costs of approximately $320 to be settled in cash, and non-cash charges related to other exit costs of $120. Once these restructuring actions are fully completed, we estimate the annual savings will be approximately $1.6 million.

Northrop Grumman Systems License Agreement

On February 22, 2006, Advanced Power Technology, Inc. (APT) entered into a license agreement with the Electronic Systems’ sector of Northrop Grumman Systems Corporation (Northrop) in which Northrop will license their silicon carbide technology to APT, and APT will be the exclusive foundry supplier of certain silicon carbide products to Northrop. In addition, the agreement allows APT to use the licensed technology to manufacture and sell other silicon carbide products for commercial purposes. Royalties will be due to Northrop upon the sale of such products to customers other than Northrop. The contract is effective until the expiration of the last to expire of the patents included in the agreement, unless the agreement is extended by the parties.

(13) Segment Information

APT operates in one segment and is engaged in the manufacture and marketing of high-performance power semiconductors and modules for switching and RF applications.

(a) Geographic Information

APT’s geographic revenue, operating income (loss) and identifiable assets are summarized as follows:

	Years Ended December 31,
	2005	2004	2003
Geographic revenue:
United States	$40,594	$44,319	$31,768
China	8,334	9,205	4,144
Germany	2,561	3,959	2,517
United Kingdom	1,927	1,875	1,976
Austria	1,447	1,564	1,967
Other	10,113	6,915	6,520

	$64,976	$67,837	$48,892

Operating income (loss):
United States	$(5,075)	$4,027	$(2,282)
France	230	(989)	(615)

	$(4,845)	$3,038	$(2,897)

	December 31,
	2005	2004	2003
Long-lived assets:
United States	$9,843	$10,754	$10,314
France	701	603	688

	$10,544	$11,357	$11,002

(b) Significant Customers

For the year ended December 31, 2005, our largest volume OEM customers were AEIS, Rockwell Collins, MKS Instruments, Copley Controls, and Emerson. In 2005, approximately 62.4% of our revenue was from customers in North America, 17.6% from customers in Europe, and 20.0% from customers in Asia and the rest of the world.

Revenue from our five largest OEM and distributor customers accounted for 37.7%, 46.6%, and 38.0% of our total revenue in 2005, 2004, and 2003, respectively. Richardson Electronics accounted for 19.7% of our revenue in 2005, 21.9% of our revenue in 2004, and 15.8% of our revenue in 2003. The 2004 increase for Richardson Electronics in the overall percentage of our revenue is primarily due to utilizing Richardson to import products to certain key Asian customers. No other customer exceeded 10.0% of our revenue during these periods. We generally provide our customers a 12-month repair or replacement warranty.

(14) Quarterly Financial Data (Unaudited)

	Year Ended December 31, 2005
	(In thousands, except per share data)
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Revenue, net	$14,132	$15,176	$16,843	$18,825
Gross profit (3)	3,753	4,725	5,753	6,330
Operating income (loss) (3)	(6,314)	(241)	742	968
Net income (loss) (3)	(6,340)	(237)	828	1,087
Basic net income (loss) per share	$(0.59)	$(0.02)	$0.08	$0.10
Diluted net income (loss) per share	$(0.59)	$(0.02)	$0.07	$0.10

	Year Ended December 31, 2004
	(In thousands, except per share data)
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Revenue, net	$15,093	$18,061	$18,660	$16,023
Gross profit (2)	5,452	6,872	6,312	5,789
Operating income (2)	249	844	1,344	601
Net income (2)	283	869	1,228	676
Basic and diluted net income per share	$0.03	$0.08	$0.11	$0.06

	Year Ended December 31, 2003
	(In thousands, except per share data)
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
Revenue, net	$11,159	$12,487	$12,708	$12,538
Gross profit (1)	3,123	4,430	4,067	3,892
Operating income (loss) (1)	(1,641)	59	(155)	(1,160)
Net loss (1)	(1,009)	(119)	(338)	(1,864)
Basic and diluted net loss per share	$(0.10)	$(0.01)	$(0.03)	$(0.18)

(1)	As a result of the 2002 acquisition of GHz Technology, Inc. and certain assets of Microsemi RF Products, Inc., during the year ended 2003 we recorded acquisition related charges for amortization of intangible assets and deferred compensation amortization of $1,168, of which $1,118 was included in costs of goods sold and $50 in operating expenses. Also recorded in 2003 was $645 of restructuring related charges included in operating expenses. During 2003 we acquired the administrative building we leased in Santa Clara, California in order to avoid future lease payments which were above market. The building is reported as assets held for sale, and accordingly we took a $350 impairment charge to adjust the carrying value to fair market value. Also included in restructuring charges is severance related to downsizing and organizational changes. During 2003 we recorded a tax expense for a valuation allowance against our net deferred tax assets for $846. The total amount for these items net of taxes was $2,659. The total charges by quarter were pre-tax $541, $294, $289, $689 and after tax $346, $191, $587, $1,535 in the first, second, third and fourth quarters, respectively. We recorded a tax benefit of $480 in the first and second quarter of 2003 which was reversed in the third quarter of 2003. The remaining deferred tax asset was fully reserved in the fourth quarter of 2003.

(2)

As a result of the prior acquisitions made, we recorded in 2004 acquisition related charges for amortization of intangible assets and deferred compensation amortization of $1,098, of which $1,086 was included in costs of goods sold and $12 in operating expenses. In 2004, we acquired the assets, including prototype inventories, equipment, patents, and other intellectual property from a development stage business, Zeus Semiconductor, Inc. As a result of this transaction, during the third quarter of 2004 we recorded acquisition related charges for purchased IPR&D of $170. Also recorded in 2004 was $558 of restructuring related charges included in operating expenses. These charges included severance related to downsizing and organizational changes we began in 2003. The charges also include an additional impairment charge on the administrative building we purchased in 2003 as explained in note (2) above, as well as costs to exit certain production activities. The latter charges relate to accelerated depreciation on certain production related equipment to be abandoned after shutdown and contractual closing costs. During the third and fourth quarters of 2004 we also incurred $225 of charges in connection with the filing and subsequent withdrawal of a registration statement. The total amount of these items net of taxes was $2,028. The total charges by quarter were pre-tax $486, $395, $658, $512 and after tax $486, $395, $645, $502, in the first, second, third, and fourth quarters, respectively.

(3)	In 2005, we recorded acquisition related charges for amortization of intangible assets and deferred compensation amortization of $1,302, of which $1,076 was included in cost of goods sold and $226 in operating expenses. In connection with our January 2005 acquisition of PowerSicel, Inc., we recorded in-process research and development charges of $4,868. Also recorded in 2005 was $250 of restructuring related charges, of which $196 was included in operating expenses and $54 was included in cost of goods sold. Of the total restructuring related charges, $45 was associated with additional severance related to downsizing and organizational changes we began in 2003, and $205 was related to plans announced in July 2005 to continue consolidating manufacturing operations, move certain production activities offshore and disengage from a small low growth product line currently with onshore production. In connection with our merger agreement with Microsemi Corporation (see Note 12), we recorded $296 in merger-related expenses. The total charges for these items net of tax were $6,709. The total charges by quarter were pre-tax $5,266, $422, $326, $702 and after tax $5,259, $422, $326, $702, in the first, second, third, and fourth quarters of 2005, respectively.